Exhibit 10.50

Summary of Compensation Arrangement between Agilent and Chris van Ingen

Chris van Ingen is Senior Vice President of Agilent Technologies, Inc. and President of the Life Science and Chemical Analysis Group. For the fiscal year 2005, his compensation arrangement is: (1) an annual base salary of $400,000; (2) a short-term target bonus of 70 percent of base salary; and (3) 47,000 shares available under the long-term performance program and a stock option grant for 73,500 shares. As an executive officer of Agilent, Mr. van Ingen is required to attain an investment level in Agilent’s stock equal to three times annual salary, including direct ownership of at least 10,000 shares of Agilent common stock. This stock ownership level must be attained by the later of five years from election or the end of fiscal year 2007. Mr. van Ingen’s employment is at-will.